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               Senior Officer Separation Plan
                 Statement of  Enhancements

Allegheny Power Retirement Plan and Supplemental Executive
Retirement Plan (if applicable)

If you are eligible to retire under the Allegheny Power Retirement Plan and elect to retire under the Allegheny Power Senior Officer Separation Program, your effective date of retirement will be within a 12-month period following the Merger effective date. Benefits payable under the Retirement Plan will be determined in accordance with the current plan provisions, based on actual service (increased by three years) and salary, up to the actual date you retire. In addition, you will receive a Social Security bridge of $400 per month supplement, until age 62, or a minimum of 12 monthly payments, whichever is greater. If applicable, benefits under the Supplemental Executive Retirement Plan (SERP) will be paid according to the provisions of the plan. Certain benefit reductions for early retirement will not apply.

If you are not eligible to retire under the Allegheny Power Retirement Plan, but have 5 or more Plan years of credited service at the time your service is terminated, you will receive a deferred vested retirement benefit at age 65, or as early as age 55 on an actuarially reduced basis.
Benefits payable under the Retirement Plan will be determined in accordance with the current plan provisions, based on service and salary, up to the actual date you voluntarily separate from service. If you are a participant in the SERP and have 15 or more years of service at the actual date you separate from service, benefits will be payable according to the provisions of the plan.

Salary Continuation

One-time payment equivalent to approximately three years earnings.

Medical Coverage

If you are eligible to retire under the Allegheny Power
Retirement Plan, medical coverage for you and your eligible dependents will continue under the Allegheny Power Basic
Medical Plan according to the provisions for retiree coverage under the plan.

If you are not eligible to retire under the Allegheny Power Retirement Plan, your medical coverage will continue at no cost to you for a period not to exceed 18 months. Following this initial 18-month period, you may choose to continue your medical coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for a period of 18 months. You will be reimbursed (upon proof of payment) for the cost of the medical coverage.
Reimbursement of COBRA payments will cease upon subsequent employment and coverage under another employer's health plan. You will have at least 60 days to make the election to continue coverage. At the end of the 18 month COBRA continuation of coverage period, you may make arrangements for conversion to an individual policy.

Dental Coverage

Your dental coverage will continue at no cost to you for a period not to exceed 18 months. Following this initial 18-month period, you may choose to continue your dental coverage in accordance with the Consolidated Omnibus Budget
Reconciliation Act of 1985 (COBRA) for a period of 18 months. You will be reimbursed (upon proof of payment) for the cost of the dental coverage. Reimbursement of COBRA payments will cease upon subsequent employment and coverage under another employer's dental plan. You will have at least 60 days to make the election to continue coverage.

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Excise Taxes on Separation Payments

In the event that separation payments and other benefits received under the Allegheny Power Senior Officer Separation Program become subject to the excise tax imposed by Section 4999 of the Code, the Company will pay to you an additional amount (the "gross-up payment") such that the net amount retained by you, after deduction of any excise tax on the total payments and any federal, state and local income and employment taxes and excise tax upon the gross-up payment, but before deduction for any federal, state or local income and employment taxes on the separation payments, shall be equal to the sum of (a) total payments and (b) an amount equal to the product of any deductions disallowed because of the inclusion of the gross-up payment in your adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the gross-up payment is to be made.


Outplacement Services

A six-month individual career transition program designed for upper management personnel. The outplacement firm selected by the Company will offer the program.